 UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 13, 2016

_______________

DIGITAL POWER CORPORATION

 (Exact name of registrant as specified in its charter)

California	001-12711	94-1721931
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

48430 Lakeview Blvd, Fremont, CA 94538-3158

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (510) 657-2635

(Former name or former address, if change since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

As previously disclosed by the Company, pursuant to a Securities Purchase Agreement (the “Agreement”), dated as of September 4, 2016, by and among Philou Ventures, LLC, a Wyoming limited liability company, Telkoor Telecom Ltd., an Israeli company, and the Company, on September 22, 2016, Messrs. Israel Levi, Haim Yatim, and Ben-Zion Diamant resigned from our board of directors and Mr. Robert O. Smith was appointed to fill one of the vacancies caused by the resignation of the foregoing directors.

Pursuant to the Agreement and effective October 13, 2016, William B. Horne and Kristine Ault were appointed as members of our board of directors to fill the remaining two vacancies following the conclusion of the 10-day period following the filing of a Schedule 14F-1 with the Securities and Exchange Commission and the mailing of a copy to our stockholders of record as of September 20, 2016.

Mr. Horne will serve on the Board's various committees, including the Nomination and Governance Committee, Audit Committee, and Compensation Committee.

William B. Horne. Mr. Horne has served as the Chief Financial Officer of Targeted Medical Pharma, Inc. (OTCBB: TRGM) since August 2013. Mr. Horne previously held the position of Chief Financial Officer in various companies in the healthcare and high-tech field, including OptimisCorp, from January 2008 to May 2013, a privately held, diversified healthcare technology company located in Los Angeles, California. Mr. Horne served as the Chief Financial Officer of Patient Safety Technologies, Inc. (OTCBB: PSTX), a medical device company located in Irvine, California, from June 2005 to October 2008 and as the interim Chief Executive Officer from January 2007 to April 2008. In his dual role at Patient Safety Technologies, Mr. Horne was directly responsible for structuring the divestiture of non-core assets, capital financings and debt restructuring. Mr. Horne held the position of Managing Member & Chief Financial Officer of Alaska Wireless Communications, LLC, a privately held, advanced cellular communications company, from its inception in May 2002 until November 2007. Mr. Horne was responsible for negotiating the sale of Alaska Wireless to General Communication Inc. (NASDAQ: GNCMA). From November 1996 to December 2001, Mr. Horne held the position of Chief Financial Officer of The Phoenix Partners, a venture capital limited partnership located in Seattle, Washington. Mr. Horne has also held supervisory positions at Price Waterhouse, LLP and has a Bachelor of Arts Magna Cum Laude in Accounting from Seattle University. We believe that Mr. Horne's extensive financial and accounting experience in diversified industries and with companies involving complex transactions give him the qualifications and skills to serve as one of our directors.

Kristine Ault. Mrs. Ault is a seasoned business woman who has served as the managing member of a private holding company that make equity investments in other operating businesses since 2011. Prior to that, she worked in the finance department of Strome Securities, L.P. in Santa Monica, California. Ms. Ault was appointed as Trustee for a private trust in 1997 and currently administers four private trusts. Her work experience ranges from ABC Cable Networks to the vineyards of Sonoma and Napa Valley. Ms. Ault holds a B.A degree in Radio-Television-Film and minor in Business Administration from California State University Northridge. She also received an A.A in Natural Sciences and Mathematics from Napa Valley College. We believe that Ms. Ault's experiences, attributes and abilities in business administration and accounting with equity investments give her the qualifications and skill set to serve as one of our directors.

There are no arrangements or understandings pursuant to which either Mr. Horne or Mrs. Ault were appointed as directors, there are no related party transactions between the Company and either Mr. Horne or Mrs. Ault that would require disclosure under Item 404(a) of Regulation S-K. We have not entered into any material plan, contract, or arrangement (whether or not written) with either Mr. Horne or Mrs. Ault at this time.

About Digital Power:

Digital Power Corporation is a solution-driven organization that designs, develops, manufactures and sells high-grade customized and flexible power system solutions for the most demanding applications in the medical, military, telecom and industrial markets. We are highly focused on high-grade and custom product designs for both the commercial and military/defense markets, where customers demand high density, high efficiency and ruggedized products to meet the harshest and/or military mission critical operating conditions. We are a California corporation originally formed in 1969, and our common stock trades on the NYSE Amex under the symbol "DPW". Digital Power's headquarters is located at 48430 Lakeview Blvd., Fremont, California, 94538; Contact: Investor Relations, 510-657-2635; Website: www.digipwr.com.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DIGITAL POWER CORPORATION

Dated: October 13, 2016	By:	/s/ Amos Kohn
	Name:	Amos Kohn

	Title:	President and Chief Executive Officer

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